EXHIBIT 99.1

Contacts:	Thomas C. Wilder
Micro Therapeutics, Inc.
949/837-3700

Rob Whetstone/Robert Jaffe
PondelWilkinson Inc.
310/279-5963

Micro Therapeutics, Inc. Reports Sales Results for Second Quarter 2005

Net Sales Grow to $13.1 Million, a 44% Increase Compared

To Second Quarter 2004

Irvine, Calif. – July 7, 2005 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX), an endovascular medical device company focused on neurovascular disease and disorders, reported today net sales results for its fiscal second quarter ended July 3, 2005. Second quarter net sales results also were reported today by MTI’s majority shareholder, ev3 Inc. (NASDAQ: EVVV).

Net sales in the 2005 second quarter were $13.1 million, an increase of 44% versus net sales of $9.1 million in the second quarter of 2004, and an increase of 15% compared with net sales of $11.4 million in the preceding, first quarter of 2005. Compared with the year ago quarter, the primary contributors to the increase in MTI’s second quarter net sales were the company’s neuro embolic products, net sales of which increased by 30% to $4.2 million, and neuro access and delivery products, net sales of which increased by 60% to $8.1 million. Geographically, MTI’s second quarter net sales in the United States increased by 42% to $4.3 million, and second quarter international net sales increased by 45% to $8.8 million.

For the six months ended July 1, 2005, MTI’s net sales totaled $24.5 million, an increase of 47% compared to net sales during the first six months of 2004. Consistent with results for the second quarter, the primary contributors to the increase in MTI’s net sales growth for the first six months were the company’s neurovascular products.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. The company is focused on catheter-based, or endovascular, technologies for the minimally invasive treatment of neurovascular disorders of the brain associated with stroke. MTI’s products include: the Tetris® and NXT® lines of embolic coils; the Onyx® liquid embolic; and a range of access and delivery products that include micro delivery catheters, balloon catheters, and guidewires.

Micro Therapeutics, Inc.

2-2-2

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: product demand and market acceptance, the impact of competitive products and pricing, and success of clinical testing. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-Q, 10-KSB, and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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